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EXHIBIT 16.2 TO FORM 8-K/A

January 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of the Form 8-K/A dated January 24, 2003 of CyberCare, Inc. and are in agreement with the statements relating to Eisner LLP contained therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

                                                      /S/ Eisner LLP
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